Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Prospectus Supplement No. 1 included in this Post-Effective Amendment No. 1 to the Registration Statement (Form S-11) (No. 333-157128) of Pacific Office Properties Trust, Inc. and to the incorporation by reference therein of our report dated March 22, 2010, with respect to the consolidated financial statements and schedule of Pacific Office Properties Trust, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

April 6, 2010

Los Angeles, California